Exhibit 99.1

KMP TO ACQUIRE COPANO FOR APPROXIMATELY $5 BILLION IN UNIT FOR UNIT TRANSACTION

HOUSTON, Jan. 29, 2013 — Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Copano Energy, L.L.C. (NASDAQ: CPNO) today announced a definitive agreement whereby KMP will acquire all of Copano’s outstanding units for a total purchase price of approximately $5 billion, including the assumption of debt.  The transaction, which has been approved by the boards of directors of both companies, will be a 100 percent unit for unit transaction with an exchange ratio of .4563 KMP units per Copano unit.  The consideration to be received by Copano unitholders is valued at $40.91 per Copano common unit based on KMP’s closing price as of Jan. 29, 2013, representing a 23.5 percent premium to Copano’s close on Jan. 29, 2013.  The transaction, which is expected to close in the third quarter of 2013, is subject to customary closing conditions, including regulatory approval and a vote of the Copano unitholders.  TPG, Copano’s largest unitholder (owning over 14 percent of its outstanding equity), has agreed to support the transaction.

Copano, a midstream natural gas company with operations primarily in Texas, Oklahoma and Wyoming, provides comprehensive services to natural gas producers, including natural gas gathering, processing, treating and natural gas liquids fractionation.  Copano owns an interest in or operates about 6,900 miles of pipelines with 2.7 billion cubic feet per day (Bcf/d) of natural gas throughput capacity and 9 processing plants with more than 1 Bcf/d of processing capacity and 315 million cubic feet per day of treating capacity.

“We are delighted to have reached this agreement with Copano, a company that we know very well and have partnered with through the years, as this transaction will enable us to significantly expand our midstream services footprint,” said KMP Chairman and CEO Richard D. Kinder.  “As a result of this acquisition, we will be able to pursue incremental development in the Eagle Ford Shale play in south Texas, gain entry into the Barnett Shale Combo in north Texas and the Mississippi Lime and Woodford Shales in Oklahoma.  We continue to be bullish on the domestic shale plays and believe they will drive substantial future

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growth at KMP.  Copano’s assets are very complementary to ours, as KMP is principally a pipeline transportation and storage company, while Copano is primarily a fee-based gathering, processing and fractionation player.  Broadening our midstream assets will allow us to offer a wider array of services to our customers.”

“We are excited to have reached this agreement with KMP, which delivers a significant premium to our unitholders that is reflective of the strength and potential of our business and provides an ownership interest in a highly diversified industry leader with an impressive history of sustained distribution growth,” said Copano President and CEO R. Bruce Northcutt.  “Through this transaction, Copano will become part of a larger, investment grade organization with stable cash flows and the financial resources to fund our increasing number of high-return growth projects.  We are committed to continuing to support our customers with the highest quality service, and expect that KMP’s size and scale will allow us to provide even more value for customers.  In addition, we expect this combination will provide opportunities for our many talented employees.  We look forward to completing this transaction and to building significant long-term value for all of our stakeholders as part of KMP.”

“Copano is already executing on a substantial backlog of expansion projects for which it has secured customer commitments and is exploring a significant amount of projects incremental to these,” Kinder added.  “Given the growth in cash flow that will come from the projects already in progress with existing customer commitments, we expect the multiple of EBITDA paid for Copano to decline to the very low double digits over the next few years and considering the growth opportunities beyond that, we expect continued attractive EBITDA growth from these assets thereafter.”

The acquisition of Copano is expected to be accretive to cash available for distribution to KMP unitholders upon closing.  The general partner of KMP, Kinder Morgan, Inc. (NYSE: KMI), has agreed to forego a portion of its incremental incentive distributions in 2013 in an amount dependent on the time of closing.  Additionally, KMI intends to forgo $120 million in 2014, $120 million in 2015, $110 million in 2016 and annual amounts thereafter decreasing by $5 million per year from this level.  The transaction is expected to be modestly accretive to KMP in 2013, given the partial year, and about $0.10 per unit accretive for at least the next five years beginning in 2014.

“Copano’s cash flow is largely and increasingly fee based, and our accretion projections are based on commodity prices consistent with the current forward curve for the portion that is sensitive to commodity prices,” Kinder explained.

The acquisition will be immediately accretive to KMI’s cash available to pay dividends, even after KMI foregoes a portion of the incremental incentive distributions this transaction is expected to produce.  The increase in KMI’s cash available to pay dividends (net of the amounts voluntarily foregone) is expected to be approximately $25 million in 2014 growing to approximately $70 million in 2016.

“We anticipate retaining the vast majority of Copano’s approximately 415 employees,” Kinder said.  “This transaction is about producing future cash flow and expanding our midstream services footprint.”

Copano is headquartered in Houston, Texas, and has a sizable office in Tulsa, Okla., which KMP intends to maintain.

Upon closing, KMP will own 100 percent of Eagle Ford Gathering (currently a joint venture with Copano), which provides gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale.  Eagle Ford Gathering comprises approximately 400 miles of pipelines (including its capacity rights in certain KMP pipelines) with capacity to gather and process over 700,000 MMBtu/day.

Citi acted as financial advisor for KMP and Weil Gotshal & Manges LLP and Bracewell & Giuliani acted as legal counsel to KMP.  Barclays Capital Inc. and Jefferies & Company, Inc. provided financial advisory services to Copano and Wachtell, Lipton, Rosen & Katz acted as legal counsel to Copano.

Please join Kinder Morgan at 9 a.m. Eastern Time on Wednesday, Jan. 30, at www.kindermorgan.com for a live webcast conference call of its annual investor conference, during which time this transaction will be discussed.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 46,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR).  For more information please visit www.kindermorgan.com.

Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Texas, Oklahoma and Wyoming.  For more information, please visit http://www.Copano.com.

CONTACTS
Larry Pierce	Peter Staples
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9221
larry_pierce@kindermorgan.com	peter_staples@kindermorgan.com
www.kindermorgan.com

Copano Energy, L.L.C.
Carl A. Luna, Sr. Vice President	Andrew Siegel / Nick Lamplough
and Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
(713) 621-9547	(212) 355-4449

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

KMP plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction.  KMP and Copano plan to file with the SEC and Copano plans to mail to its unitholders a Proxy Statement/Prospectus in connection with the transaction.  The Registration Statement and the Proxy Statement/Prospectus will contain important information about KMP, Copano, the transaction and related matters.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by KMP and Copano through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting the investor relations department of KMP or Copano at the following:

	KMP	Copano
Address:	1001 Louisiana Street, Suite 1000	1200 Smith Street, Suite 2300
	Houston, Texas 77002	Houston, Texas 77002
	Attention: Investor Relations	Attention: Investor Relations
Phone:	(713) 369-9490	(713) 621-9547
E-mail:	kmp_ir@kindermorgan.com	ir@Copano.com

KMP and Copano, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information regarding the directors and executive officers of KMP’s general partner and Kinder Morgan Management, LLC, the delegate of KMP’s general partner, is contained in KMP’s Form 10-K for the year ended December 31, 2011, which has been filed with the SEC.  Information regarding Copano’s directors and executive officers is contained in Copano’s Form 10-K for the year ended December 31, 2011 and its proxy statement filed on April 8, 2012, which are filed with the SEC.  A more complete description will be available in the Registration Statement and the Proxy Statement/Prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction between KMP and Copano, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company and any other statements about KMP or Copano management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the ability of KMP to successfully integrate Copano’s operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; price volatility and market demand for natural gas and natural gas liquids; higher construction costs or project delays due to inflation, limited availability of required resources or the effects of environmental, legal or other uncertainties; the ability of the combined company to continue to obtain new sources of natural gas supply; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attract new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; the effects of government regulations and policies and of the pace of deregulation of retail natural gas; national, international, regional and local economic or competitive conditions and developments; capital and credit markets conditions; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather, alternative energy sources, conservation and technological advances that may affect price trends and demand; business and regulatory or legal decisions; the timing and success of business development efforts; acts of nature, accidents, sabotage, terrorism or other similar acts causing damage greater than the insurance coverage limits of the combined company; and the other factors and financial, operational and legal risks or uncertainties described in KMP’s and Copano’s Annual Reports on Form 10-K for the year ended

December 31, 2011 and their most recent quarterly report filed with the SEC.  KMP and Copano disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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